FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
CHESAPEAKE UTILITIES CORPORATION

CHESAPEAKE UTILITIES CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby amends its Amended and Restated Bylaws dated December 4, 2012 (“Bylaws”) as follows:
1.    Section 3.4 of the Bylaws is hereby amended and restated in its entirety as follows:
“3.4 Vacancy. If the office of any Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, a majority of the remaining Directors, though less than a quorum, shall choose a successor, who shall hold office until the next Annual Meeting of Stockholders, at which such Director shall stand for election to serve for a term expiring at the next election of the class for which such Director shall have been chosen, and until such Director’s successor shall be elected and qualified.”
2.    All provisions of the Bylaws not amended hereby shall remain unchanged and in full force and effect.
3.    This amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of the General Corporation Law of the State of Delaware and the Bylaws.
IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation, has executed this First Amendment to the Amended and Restated Bylaws as of December 3, 2014.

By: /s/ Beth W. Cooper
Beth W. Cooper, Secretary